Exhibit 99.1

Frozen Food Express Industries, Inc.
Announces Improved Fourth Quarter and 2010 Year End Results

DALLAS, February 15, 2011 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq:FFEX) today announced its financial and operating results for the quarter and year ended December 31, 2010.  Highlights for the year include:

•	Operating losses for the 4th Quarter of 2010, are $1.9 million, an improvement versus the 4th Quarter of 2009 of $3.1 million; a 62.1% improvement.
•	Operating losses for the year improved by $7.2 million versus 2009; a 29.1% improvement.
•	Total operating revenue for the 4th Quarter increased 3.0% to $94.2 million from $91.4 million in the 4th Quarter of 2009.
•	Total operating revenue for 2010 was $368.8 million compared to $373.1 million in 2009.
•	Operating expenses decreased 2.9% or $11.5 million to $386.5 million compared to $398.0 million in 2009.
•	Net loss improved 27.3% or $4.5 million to $11.9 million versus $16.4 million in 2009.
•	Continued focus on cost control resulted in an operating ratio improvement of 1.9% to 104.8% compared to 106.7% in 2009.
•	Net loss per share of diluted common stock improved 28.1% to ($0.69) versus ($0.96) in 2009.

For the year ended December 31, 2010, total operating revenue decreased 1.1% or $4.2 million.  Total operating revenue, net of fuel surcharges, decreased 5.1% or $16.8 million, to $311.4 million from $328.2 million in 2009 due largely to an 8.0% reduction in average trucks in service. The net loss for the year improved 27.3% to $11.9 million or ($.69) per diluted share compared to $16.4 million or ($.96) per diluted share in 2009.

For the fourth quarter ended December 31, 2010, total operating revenue increased $2.7 million to $94.2 million compared to $91.4 million in the same period of last year.  Total operating revenue excluding fuel surcharges was comparable to last year at $78.6 million. The net loss for the fourth quarter ended December 31, 2010 improved 41.6% or $1.1 million to $1.5 million or ($0.09) per diluted share compared to $2.6 million or ($0.15) per diluted share last year.

Stoney M. (“Mit”) Stubbs, the Company’s Chairman and Chief Executive Officer commented, “Despite continued economic challenges, our truckload services continued to support stronger rates and deliver improved utility. We are pleased that our truckload revenue per total mile has held steady since rate increases taken at the end of the first quarter of this year.  LTL services continue to benefit from increased focus on improved service dynamics.  We’ve grown LTL tonnage by 5.0% this year compared to last, however we’ve seen that this part of the market continues to be very competitive in rates. We believe our improved service offering and nationwide footprint will allow us to command stronger rates in the future.”

Asset productivity (measured by revenue per truck per week) improved 2.9% to $3,221.00 for 2010 compared to $3,129.00 in 2009.  Russell Stubbs, the Company’s President commented that “A key challenge in this market is to increase seated drivers to provide us the benefit of incremental revenue.   We ended 2010 with an average weekly trucks in service number of 1,782 trucks, which was 155 trucks less than our 2009 average.  We will grow our truckload revenue in 2011 by correcting this shortage. We have recently opened the FFE Driving Academy to allow us to train and develop new truck driving professionals and have also invested in our existing driver development infrastructure to support increased driver recruitment efforts.  This combined with a new, more robust contractor lease program will give us the additional capacity needed in this market to grow our revenue in 2011.  We expect these enhancements will significantly improve our ability to add qualified drivers to our existing fleet and take advantage of opportunities in the truckload marketplace.”

Mit Stubbs concluded, “We believe that despite the challenges from continued weakness in the economy, our employees have maintained their resolve to improve key elements of our business model such as improved service metrics, higher truck utility and tonnage growth from our LTL services, each of which will allow us to continue to improve our operating performance.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.
Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31,

	(in thousands, except per-share amounts)
	Three Months		Twelve Months
	2010	2009	2010	2009
Total operating revenue	$94,153	$91,449	$368,822	$373,051
Operating expenses
Salaries, wages and related expenses	29,846	28,026	117,134	122,141
Purchased transportation	16,325	19,611	72,297	81,363
Fuel	19,784	16,404	71,566	62,655
Supplies and maintenance	11,876	11,473	47,886	47,347
Revenue equipment rent	8,731	9,335	35,847	38,721
Depreciation	4,208	4,254	16,322	17,550
Communications and utilities	1,317	1,247	4,975	5,145
Claims and insurance	2,253	4,371	13,017	15,305
Operating taxes and licenses	953	992	4,162	4,648
Gain on sale of property and equipment	(511)	(61)	(1,103)	(136)
Miscellaneous	1,288	858	4,389	3,225
Total operating expenses	96,070	96,510	386,492	397,964
Loss from operations	(1,917)	(5,061)	(17,670)	(24,913)

Interest and other (income) expense
Interest income	(2)	(1)	(32)	(6)
Interest expense	162	21	470	30
Equity in earnings of limited partnership	(373)	(267)	(816)	(739)
Life insurance and other	125	106	209	697
Total interest and other income	(88)	(141)	(169)	(18)
Net loss before income tax	(1,829)	(4,920)	(17,501)	(24,895)
Income tax benefit	(330)	(2,354)	(5,571)	(8,480)
Net loss	$(1,499)	$(2,566)	$(11,930)	$(16,415)

Net loss per share of common stock
Basic	$(0.09)	$(0.15)	$(0.69)	$(0.96)
Diluted	$(0.09)	$(0.15)	$(0.69)	$(0.96)
Weighted average shares outstanding
Basic	17,429	17,149	17,275	17,080
Diluted	17,429	17,149	17,275	17,080
Dividends declared per common share	$-	$-	$-	$0.03

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Twelve Months Ended December 31,
	Three Months		Twelve Months
Revenue from	2010	2009	2010	2009
Temperature-controlled fleet	$31,176	$32,797	$117,111	$136,427
Dry-freight fleet	12,084	10,002	54,281	50,807
Total truckload linehaul services	43,260	42,799	171,392	187,234
Dedicated fleets	4,482	4,737	17,467	19,707
Total truckload	47,742	47,536	188,859	206,941
Less-than-truckload linehaul services	28,055	27,949	110,467	109,054
Fuel surcharges	15,524	12,811	57,410	44,876
Brokerage	1,410	1,851	6,798	7,266
Equipment rental	1,422	1,302	5,288	4,914
Total operating revenue	94,153	91,449	368,822	373,051

Operating expenses	96,070	96,510	386,492	397,964
Loss from freight operations	$(1,917)	$(5,061)	$(17,670)	$(24,913)
Operating ratio	102.0%	105.5%	104.8%	106.7%

Total truckload revenue	$47,742	$47,536	$188,859	$206,941
Less-than-truckload linehaul revenue	28,055	27,949	110,467	109,054
Total linehaul and dedicated fleet revenue	$75,797	$75,485	$299,326	$315,995

Weekly average trucks in service	1,790	1,824	1,782	1,937
Revenue per truck per week	$3,222	$3,149	$3,221	$3,129
Statistical and revenue data :
Truckload
Total linehaul miles (a)	31,247	33,785	126,090	149,412
Loaded miles (a)	27,732	29,916	111,537	133,956
Empty mile ratio (b)	11.2%	11.5%	11.5%	10.3%
Linehaul revenue per total mile (c)	$1.38	$1.27	$1.36	$1.25
Linehaul revenue per loaded mile (d)	$1.56	$1.43	$1.54	$1.40
Linehaul shipments (a)	30.8	36.8	124.3	154.3
Loaded miles per shipment (e)	900	812	897	868
Less-than-truckload
Hundredweight (a)	2,010	1,988	8,001	7,619
Shipments (a)	64.9	62.9	257	247
Linehaul revenue per hundredweight (f)	$13.96	$14.06	$13.81	$14.31
Linehaul revenue per shipment (g)	432	445	431	442
Average weight per shipment (h)	3,096	3,163	3,119	3,086

Tractors in service as of December 31			1,803	1,943
Trailers in service as of December 31			3,503	3,786
Non-driver employees as of December 31			714	682

Computational notes:
(a)	In thousands.
(b)	Total truckload linehaul miles less truckload loaded miles divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of LTL shipments.

Frozen Food Express Industries, Inc. and Subsidiaries Consolidated Balance Sheets December 31, (in thousands)
Assets	2010	2009
Current assets
Cash and cash equivalents	$1,203	$3,667
Accounts receivable, net	41,921	41,318
Tires on equipment in use, net	5,982	5,592
Deferred income taxes	1,150	1,532
Property held for sale	-	1,019
Other current assets	6,575	12,706
Total current assets	56,831	65,834

Property and equipment, net	72,993	74,845
Other assets	5,081	5,121
Total assets	$134,905	$145,800

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$27,443	$23,773
Insurance and claims accruals	8,697	10,119
Accrued payroll and deferred compensation	5,032	3,837
Accrued liabilities	709	1,953
Total current liabilities	41,881	39,682

Long-term debt	5,689	-
Deferred income taxes	3,153	9,009
Insurance and claims accruals	5,373	7,374
Total liabilities	56,096	56,065

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	1,353	2,923
Retained earnings	58,242	70,172
	87,453	100,953
Treasury stock (1,146 and 1,477 shares), at cost	(8,644)	(11,218)
Total shareholders’ equity	78,809	89,735
Total liabilities and shareholders’ equity	$134,905	$145,800

Contacts:
Frozen Food Express Industries, Inc.
              Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
              Russell Stubbs, President
              John Hickerson, EVP and COO
              John McManama, Senior VP and CFO
              (214) 630-8090
              ir@ffex.net